Exhibit 99 May 19, 2003 FOR IMMEDIATE RELEASE Media Contact: Joy Phillips (205) 298-3220
Vulcan Materials Company To Sell Performance Chemicals Assets To Kemira Oy

BIRMINGHAM, AL - Vulcan Materials Company (NYSE: VMC) announced today that its subsidiary, Callaway Chemical Company, which operates under the name Vulcan Performance Chemicals, has entered into an agreement to sell its industrial water treatment and pulp and paper businesses to Kemira Oy, of Finland. The subsidiary's revenue for 2002 was approximately $80 million and represents a majority of Vulcan's performance chemicals business. The transaction with Kemira will include sale of a Columbus, Georgia, manufacturing plant and Research and Development facility, as well as manufacturing facilities in Shreveport, Louisiana and Vancouver, British Columbia. It is anticipated that closing will occur in the next thirty to sixty days.

Earlier this year, Vulcan sold its Performance Chemicals municipal drinking water treatment and wastewater treatment businesses to ALTIVIA Corporation, a Houston, Texas-based producer of water treatment chemicals and services.

Commenting on the announcement, Donald M. James, Chairman and Chief Executive Officer of Vulcan stated, "We continually analyze all of our businesses regarding their strategic fit and contribution to the long-term success of our company. We believe this transaction will be beneficial to Vulcan and to the employees of the businesses being purchased by Kemira. We intend to divest the remainder of our Performance Chemicals business over the next several months."

Vulcan is the largest producer of sodium chlorite in the United States. Historically, a portion of sodium chlorite has been sold through the Performance Chemicals business. Vulcan's chloralkali chemicals business, known as Vulcan Chemicals, will continue the production and sale of sodium chlorite.

Vulcan Materials Company, an S&P 500 company, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a leading chemicals manufacturer, supplying chloralkali and other industrial chemicals.

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